Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Net Loss for First Quarter 2011

LOS ANGELES, CA – (BUSINESS WIRE) – May 16, 2011 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of ($129) thousand, or ($0.24) per diluted common share, for the first quarter of 2011, compared to net earnings of $988 thousand, or $0.39 per diluted common share, for the first quarter of 2010. The decrease in net earnings reflected lower net interest income before provision for loan losses, higher provision for loan losses, and lower non-interest income compared to the first quarter of 2010.

Chief Executive Officer, Paul C. Hudson noted that, “First quarter results reflect a more aggressive strategy by management to reduce and resolve nonperforming assets, and the adverse impacts of certain expenses. While the effects of the economic recession continue to impact our borrowers, we did experience a decline in the number and amount of our classified assets during the quarter.” He went on to explain, “We are continuing to execute a more aggressive, proactive approach to resolving problems assets so that we can accelerate our improvement in overall asset quality and strengthen our core business model.”

First Quarter 2011 Earnings Summary

For the quarter ended March 31, 2011, our net interest income before provision for loan losses was $4.3 million, which represented a decrease of $1.1 million, or 21%, from the first quarter of 2010. The decrease in net interest income was primarily attributable to a decrease in average interest-earning assets, combined with a decrease in net interest margin. The decline in interest-earning assets reflected the more aggressive strategy to reduce and resolve non-performing assets that we have been implementing since the second quarter of 2010, and our successful efforts to increase our capital ratios above the required thresholds. The decline in our net interest margin was due to lower yield on our interest-earning assets and higher cost of borrowings.

During the first quarter of 2011, the yield on our interest-earning assets was 5.44%, which was 20 basis points lower than the yield on our interest-earning assets in the fourth quarter of 2010 and 50 basis points lower than the yield on our interest-earning assets in the first quarter of 2010. Most of the decline was due to the increase in the level of non-performing loans over the past year. In addition, our net interest margin was impacted by an increase of $17.4 million, or 211%, in the average balance of lower yielding liquid assets since March 31, 2010.

Under the terms of our Order to Cease and Desist, we are precluded from servicing our outstanding debt. As a result, the interest rate on our line of credit increased by an additional 5% for the quarter. This increase was primarily the reason for the increase in our cost of borrowings.

The provision for loan losses totaled $1.2 million for the first quarter of 2011, compared to $574 thousand for the same period a year ago. The provision recorded in the first quarter of 2011 reflects an additional specific loss allocation resulting from the settlement of litigation concerning a consumer loan secured by a deposit account. We believe that settling this litigation, which was initiated in 2008, was the best course of action for our shareholders because the settlement eliminates any uncertainty regarding the matter and avoids any further drain on our management’s time and resources.

Non-interest income for the quarter ended March 31, 2011 totaled $230 thousand compared to $322 thousand for the first quarter of 2010. The decrease was primarily due to higher losses on sales of REO and a fair value adjustment to the mortgage servicing rights asset in the first quarter of 2011.

Non-interest expense for the quarter ended March 31, 2011 totaled $3.5 million, unchanged from the first quarter of 2010, as increases in FDIC insurance expense, REO expenses and appraisal expenses related to delinquent loans were offset by decreases in compensation and benefits expense and professional services expense. During the first quarter of 2011 non-interest expense was also impacted by expenses related to the previously announced Recapitalization that we are pursuing.

Balance Sheet Summary

Total assets were $476.7 million at March 31, 2011, which represented a decrease of $7.2 million, or 1%, from December 31, 2010. During the quarter ended March 31, 2011, net loans decreased by $9.0 million, loans held for sale decreased by $13.3 million and securities decreased by $1.7 million while cash and cash equivalents increased by $5.7 million, REO increased by $2.1 million and other assets increased by $9.3 million. Net loans decreased as loan repayments exceeded loan originations during the quarter ended March 31, 2011. The decrease in loans held for sale during the first quarter of 2011 was primarily due to loan sales of $10.8 million, which were sold at par, and loan payoffs of $3.3 million. Other assets increased primarily due to a receivable from a loan sale and higher income taxes receivable.

Loan originations for the first quarter of 2011 totaled $1.6 million compared to $10.9 million for the first quarter of 2010. Loan repayments, including loan sales, for the quarter ended March 31, 2011 totaled $20.7 million compared to $9.0 million for the comparable quarter in 2010. Loans transferred to REO during the first quarter of 2011 totaled $2.2 million, compared to $1.1 million during the first quarter of 2010.

Deposits totaled $340.9 million at March 31, 2011, down $7.5 million, or 2%, from year-end 2010. During the quarter ended March 31, 2011, core deposits (NOW, demand, money market and passbook accounts) increased by $1.4 million and certificates of deposit (“CDs”) decreased by $8.9 million. The $8.9 million decrease in our CDs included a $5.7 million reduction in our brokered deposits. Over the past year, our funding strategy has included a plan to substantially eliminate brokered deposits, including deposits under the Certificate of Deposit Account Registry Service. To date we have successfully reduced our brokered deposits to a level representing only 4% of total deposits as of March 31, 2011, compared to 5% at December 31, 2010 and 24% at March 31, 2010.

Stockholders’ equity was $32.6 million, or 7% of the Company’s total assets, at March 31, 2011 At March 31, 2011, the Bank’s Total Risk-Based Capital ratio was 12.98%, its Tier 1 Risk-Based Capital ratio was 11.70%, and its Core Capital and Tangible Capital ratios were 8.71%.

As previously announced, the Company is currently implementing a Recapitalization Plan to increase capital and reduce debt and senior securities, including a sale of additional common stock and exchanges of preferred stock for common stock at a discount to the liquidation amount, to further strengthen the Company’s capital ratios, and position the Bank for future growth.

Asset Quality

Non-performing assets, comprised of NPLs and REO, were $54.9 million, or 11.52% of total assets, at March 31, 2011, compared to $46.5 million, or 9.60% of total assets, at December 31, 2010. During the first quarter of 2011, NPLs, including non-performing loans held for sale, increased by $6.3 million to $49.8 million from the balance at the end of 2010. These loans consist of delinquent loans that are 90 days or more past due and certain loans and troubled debt restructurings (“TDRs”) that do not qualify for accrual status. Despite the increase, our total classified loans, which include NPLs, decreased in number and dollar amount during the first quarter of 2011.

The NPLs included 29 church loans totaling $25.9 million, 13 commercial real estate loans totaling $9.5 million, 15 one-to-four family residential real estate loans totaling $5.7 million, five multi-family residential real estate loans totaling $2.6 million, three commercial loans totaling $4.0 million, one consumer loan totaling $1.8 million, and one land loan of $0.3 million. In addition to the NPLs discussed above, there were $18.4 million and $22.5 million of accruing TDRs at March 31, 2011 and December 31, 2010. These TDRs are on accrual status as the loans have complied with the terms of their restructured agreements for a period of six months or longer.

During the quarter ended March 31, 2011, REO increased by $2.1 million to $5.1 million from the end of 2010. At March 31, 2011 the Bank’s REO consisted of five one-to-four family residential properties, three multi-family residential properties and eight commercial real estate properties, five of which are church buildings. We sold one REO property during the first quarter and recorded a loss of $15 thousand. During the second quarter, we have been successful in our efforts to continue reducing non-performing assets as we have completed the sale of five more REO properties through early May.

At March 31, 2011 our allowance for loan losses was $21.0 million, or 5.32% of our gross loans, compared to $20.5 million, or 5.08% of our gross loans, at year-end 2010. The ratio of the allowance for loan losses to NPLs decreased to 47.93% at March 31, 2011, compared to 54.53% at year-end 2010 primarily due to the increase in NPLs during the quarter. Our total allowances for losses after considering reserves for loans held for sale and REO were over $22.3 million at March 31, 2011. Net loan charge-offs during the first quarter of 2011 were $707 thousand, or 0.66% of average loans (annualized), compared to $924 thousand, or 0.78% of average loans (annualized), during the first quarter of 2010.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for Recapitalizing and raising capital, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE:  Broadway Financial Corporation

Contact:	Paul C. Hudson, Chief Executive Officer, (323) 556-3231; or
Sam Sarpong, Chief Financial Officer, (323) 556-3224; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Cash	$8,921	$8,203
Federal funds sold	18,760	13,775

Cash and cash equivalents	27,681	21,978
Securities available for sale, at fair value	9,715	10,524
Securities held to maturity	11,869	12,737
Loans receivable held for sale, net	16,072	29,411
Loans receivable, net of allowance of $20,991 and $20,458	373,622	382,616
Accrued interest receivable	2,000	2,216
Federal Home Loan Bank (FHLB) stock, at cost	4,089	4,089
Office properties and equipment, net	5,008	5,094
Real estate owned	5,123	3,036
Bank owned life insurance	2,544	2,522
Deferred tax assets	5,375	5,369
Other assets	13,636	4,338

Total assets	$476,734	$483,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$340,923	$348,445
Federal Home Loan Bank advances	87,000	87,000
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Advance payments by borrowers for taxes and insurance	341	272
Other liabilities	4,912	4,353

Total liabilities	444,176	451,070

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at March 31, 2011 and December 31, 2010; liquidation preference of $9,281 at March 31, 2011 and $9,169 at December 31, 2010	8,963	8,963
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 6,000 shares of Series E at March 31, 2011 and December 31, 2010; liquidation preference of $6,188 at March 31, 2011 and $6,113 at December 31, 2010	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at March 31, 2011 and December 31, 2010; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at March 31, 2011 and December 31, 2010	2	2
Preferred stock discount	(1,284)	(1,380)
Common stock, $.01 par value, authorized 8,000,000 shares at March 31, 2011 and December 31, 2010; issued 2,013,942 shares at March 31, 2011 and December 31, 2010; outstanding 1,743,965 shares at March 31, 2011 and December 31, 2010	20	20
Additional paid-in capital	14,418	14,395
Retained earnings-substantially restricted	7,662	8,074
Accumulated other comprehensive income, net of taxes of $170 at March 31, 2011 and $176 at December 31, 2010	254	263
Treasury stock-at cost, 269,977 shares at March 31, 2011 and December 31, 2010	(3,451)	(3,451)

Total stockholders’ equity	32,558	32,860

Total liabilities and stockholders’ equity	$476,734	$483,930

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2011	2010
Interest and fees on loans receivable	$6,335	$7,427
Interest on mortgage-backed securities	169	270
Interest on investment securities	12	12
Other interest income	9	10

Total interest income	6,525	7,719

Interest on deposits	1,239	1,503
Interest on borrowings	989	795

Total interest expense	2,228	2,298

Net interest income before provision for loan losses	4,297	5,421
Provision for loan losses	1,240	574

Net interest income after provision for loan losses	3,057	4,847

Non-interest income:
Service charges	235	263
Net losses on sales of loans	(29)	—
Net losses on sales of REO	(15)	26
Other	39	33

Total non-interest income	230	322

Non-interest expense:
Compensation and benefits	1,809	1,931
Occupancy expense, net	354	362
Information services	227	218
Professional services	168	210
Provision for losses on loans held for sale	20	75
Provision for losses on REO	80	81
FDIC insurance	283	247
Office services and supplies	142	144
Other	419	263

Total non-interest expense	3,502	3,531

Earnings (loss) before income taxes	(215)	1,638
Income tax expense (benefit)	(86)	650

Net earnings (loss)	$(129)	$988

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(15)	$89
Income tax effect	6	(36)

Other comprehensive income (loss), net of tax	(9)	53

Comprehensive earnings (loss)	$(138)	$1,041

Net earnings (loss)	$(129)	$988
Dividends and discount accretion on preferred stock	(283)	(300)

Earnings (loss) available to common shareholders	$(412)	$688

Earnings (loss) per common share-basic	$(0.24)	$0.39
Earnings (loss) per common share-diluted	$(0.24)	$0.39
Dividends declared per share-common stock	$0.00	$0.01
Basic weighted average shares outstanding	1,743,365	1,743,365
Diluted weighted average shares outstanding	1,743,965	1,749,143

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,
	2011		2010
Regulatory Capital Ratios:
Core Capital	8.71%		7.82%
Tangible Capital	8.71%		7.82%
Tier 1 Risk-Based Ratio	11.70%		10.60%
Total Risk-Based Capital	12.98%		11.89%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	11.10%		6.96%

Non-performing assets as a percentage of total assets	11.52%		6.85%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	5.32%		4.42%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	47.93%		63.48%

Allowance for loan losses as a percentage of non-performing assets	40.70%		56.89%

Net loan charge-offs (recoveries) as a percentage of average loans for three months ended March 31	0.66%	(A)	0.78%	(A)

Non-performing assets:
Non-accrual loans
Loans receivable, net	$43,796		$31,677
Loans receivable held for sale	5,982		2,356

Total non-accrual loans	49,778		34,033
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	5,123		2,213

Total non-performing assets	$54,901		$36,246

	Three Months ended March 31,
	2011		2010
Performance Ratios:
Return on average assets	(0.11%)	(A)	0.76%	(A)
Return on average equity	(1.55%)	(A)	12.34%	(A)
Average equity to average assets	6.88%		6.12%
Non-interest expense to average assets	2.90%	(A)	2.70%	(A)
Efficiency ratio (1)	75.15%		58.77%
Net interest rate spread (2)	3.43%	(A)	4.05%	(A)
Net interest rate margin (3)	3.58%	(A)	4.17%	(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31,
	2011	2010
Total assets	$476,734	$528,874
Total gross loans, excluding loans held for sale	$394,613	$455,177
Total equity	$32,558	$32,389
Average assets	$482,793	$523,220
Average loans	$427,883	$476,427
Average equity	$33,201	$32,037
Average interest-earning assets	$479,775	$519,408
Average interest-bearing liabilities	$444,106	$485,657
Net income (loss)	$(129)	$988
Total income	$4,527	$5,743
Non-interest expense	$3,502	$3,531
Efficiency ratio	75.15%	58.77%
Non-accrual loans	$49,778	$34,033
REO, net	$5,123	$2,213
ALLL	$20,991	$20,110
Allowance for loss on loans held for sale	$1,301	$430
REO-Allowance	$52	$81
Interest income	$6,525	$7,719
Interest expense	$2,228	$2,298
Net interest income	$4,297	$5,421
Net loan charge-offs (recoveries)	$707	$924